Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contact: Joseph C. Horvath, Chief Financial Officer
(717) 264-7161, Extension 4465

TB WOOD’S REPORTS RESULTS FOR THE THIRD QUARTER OF 2006 AND DECLARES QUARTERLY DIVIDEND

CHAMBERSBURG, PA, (October 30, 2006) –TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the third quarter ended September 29, 2006 was $1.3 million, or $0.33 per share compared to net income of $0.6 million, or $0.11 per share, for the third quarter 2005. Revenues for the third quarter 2006 were $29.9 million, an 8% increase from $27.7 million for the prior year's third quarter.

For the nine months ended September 29, 2006, net income was $2.9 million or $0.74 per share compared to net income of $1.4 million, or $0.28 per share, for the nine months ended September 30, 2005. Year to date revenues through the end of the third quarter 2006 were $89.1 million, a 7% increase from $83.2 million for the prior year.

William T. Fejes, President and CEO, said, “The Company had an excellent third quarter. Our operating performance continued to improve strongly with net income doubling and earnings per share tripling year-over-year on a solid 8% revenue increase. Year to date our net income doubled and our earnings per share are up 164% from 28 to 74 cents per share. For the third quarter, pricing discipline, higher volume, and continued focus on lean improvement initiatives resulted in the Company’s gross margins increasing by 2.5 percentage points to 32.3% and operating income doubling to $2.7 million versus $1.4 million in the third quarter of last year. For the fourth quarter of 2006, we expect continued performance improvement as the market for our mechanical products remains solid, we continue to fill out our new line of electronic products, and we move forward with lean improvement initiatives.”

On October 26, 2006, the Company’s Board of Directors declared a dividend of $0.09 per share on its Common Stock, par value $0.01 per share. The dividend is payable on November 17, 2006 to shareholders of record on November 10, 2006.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.

TB Wood’s Corporation
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Third quarter ended		Nine months ended

	September 29,	September 30,	September 29,	September 30,
	2006	2005	2006	2005

Net sales	$29,894	$27,673	$89,063	$83,228
Cost of goods sold	20,226	19,419	60,796	58,545

Gross profit	9,668	8,254	28,267	24,683

Selling, general and administrative expense	6,960	6,899	21,400	20,633

Operating income	2,708	1,355	6,867	4,050

Interest expense and other finance charges	961	489	2,749	1,629

Income before provision for income taxes	1,747	866	4,118	2,421

Provision for income taxes	453	301	1,235	987

Net income	$1,294	$565	$2,883	$1,434

Per share amounts – Basic and Diluted:

Basic net income per common share	$0.35	$0.11	$0.77	$0.28

Diluted net income per common share	$0.33	$0.11	$0.74	$0.28

Basic weighted average shares of common stock and equivalents outstanding	3,724	5,189	3,727	5,185

Diluted weighted average shares of common stock and equivalents outstanding	3,910	5,189	3,913	5,185